Exhibit 99.(d)(16)

Nicholas-Applegate Institutional Funds

600 West Broadway, 30th Floor

San Diego, California 92101

March    , 2008

Nicholas-Applegate Capital Management

600 West Broadway, 29th Floor

San Diego, California 92101

Ladies and Gentlemen:

This will confirm our agreement that Schedule A to the Investment Advisory Agreement between us dated January 31, 2001 is hereby amended. The full list of Funds covered by the Agreement and the annual advisory fee with respect to each such Fund shall be as set forth on Exhibit A hereto.

In all other respects, the Investment Advisory Agreement will remain in full force and effect. Please sign this letter below to confirm your agreement with this amendment.

Very truly yours,

Deborah A. Wussow
Assistant Secretary

AGREED:
Nicholas-Applegate Capital Management

By:
Charles H. Field, Jr.
General Counsel

Exhibit A

FUND	INVESTMENT ADVISORY FEE (As a percentage of average daily net assets)
U.S. Micro Cap	1.00
U.S. Emerging Growth	0.75
U.S. Small to Mid Cap Growth	0.50
U.S. Small Cap Value	0.75
U.S. Ultra Micro Cap	1.50
U.S. Systematic Large Cap Growth	0.45
U.S. Convertible	0.55
Global Select	0.65
International Growth	0.50
International Growth Opportunities	0.70
Emerging Markets	0.90
International Systematic	0.50
International All Cap Growth	0.85
U.S. High Yield Bond	0.40
Global Equity 130/30	1.10